SCHOLASTIC REPORTS FISCAL 2022 SECOND QUARTER RESULTS

Book Fairs Achieves 70% of Pre-Pandemic Levels with $176M in Revenue
Operating Profit Improves 71% on a 29% Increase in Revenues

New York – December 16, 2021 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal second quarter ended November 30, 2021.

Fiscal Second Quarter 2022 Review
(In $ Millions)

	Second Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenues	$524.2	$406.2	$118.0	29%

Operating income (loss)	$83.4	$48.8	$34.6	71%
One-time items	0.9	5.5
Operating income (loss), ex. one-time items*	$84.3	$54.3
* Please refer to the non-GAAP financial tables attached

Company Commentary

“Building on the momentum in the first three months of the fiscal year, we had a strong second quarter with the book fairs channel leading the way and outperforming management’s expectations. The number of in-person book fairs is approximately 70% of pre-pandemic levels and revenue-per-fair has been better than anticipated,” said Peter Warwick, President and Chief Executive Officer. “Our education solutions business has seen higher sales of physical and digital product for both curriculum and supplemental materials including PreK On My Way and our new Rising Voices offering, which provides culturally relevant texts celebrating the stories of the historically underrepresented.”

“While we are facing cost pressures in our supply chain and labor pools, and some of our international businesses continue to be adversely affected by COVID-related restrictions, we remain optimistic in our ability to generate strong free cash flow and sustainable value for all of our stakeholders in large part due to our previous digital and infrastructure investments. These investments have brought increased sophistication to our data analytics which we are utilizing to balance printing capacity constraints against top selling products, asses rising overseas freight costs compared to domestic manufacturing, and optimize revenue per fair based on available inventory and resource capacity. Our award winning books, exceptional education materials and successful on-screen adaptations continue to drive demand for the rich content we produce across all of Scholastic’s businesses.”

Revenues

Consolidated revenues increased 29% to $524.2 million in the second quarter versus the prior year period, primarily driven by higher revenues in the U.S. book fairs and education channels. With schools back in session, the demand for in-person book fairs returned and the Company experienced higher than expected revenue per fair. Comprehensive instruction offerings, including PreK On My WayTM, and professional learning services continued to drive revenue in the quarter, however the primary driver was revenues from the Company’s new Rising Voices Library® offering which meets the increasing demand for culturally responsive content and instruction. The book clubs channel experienced a 10% increase in revenue per event, but due to industry-wide labor shortages and a discrete systems issue in the Company’s fulfillment operations, revenues fell short of prior period due to an increase in backlog. The trade channel continues to perform well with the release of Cat Kid Comic Club®: Perspectives, the second title in the bestselling series by Dav Pilkey, and J.K. Rowling’s The Christmas Pig. Internationally, Canada performed well in the quarter with higher revenues in all channels and the UK remained relatively consistent when compared to the prior period. However,
Australia and New Zealand experienced additional lockdowns during their school year resulting in lower revenues and the Asia markets continued to be impacted by COVID-related shutdowns and recently adopted restrictive regulations in China.

Operating Profit / Loss

Second quarter operating profit improved 71% to $83.4 million versus the prior year period primarily due to the favorable results in the U.S. book fairs channel and the higher revenues from the education solutions business. The Company also recognized a gain of $6.2 million on the sale of a facility located in Lake Mary, FL, as it continues to rightsize its real estate footprint to reduce occupancy costs. Operating income was partially offset by the lower book clubs revenue, the continued softness in the international markets due to ongoing issues with COVID and higher inflationary pressures in printing, paper, transportation and labor costs. Excluding one-time items in both periods, the Company had operating income of $84.3 million in the second quarter of fiscal 2022, compared to $54.3 million in the second quarter of fiscal 2021, an increase of $30.0 million, or 55%.

Capital Position and Liquidity

Net cash provided by operating activities was $78.0 million in the second quarter compared to $46.1 million in the prior year period, an increase of $31.9 million. The Company had free cash flow (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash provided) of $75.4 million in the second quarter compared to $30.9 million in the prior year period. As of November 30, 2021, the Company's cash and cash equivalents exceeded total debt by $286.4 million, compared to $161.8 million a year ago. The higher net cash position and the $44.5 million increase in free cash flow was primarily driven by the increase in revenues resulting in higher cash collections in the quarter compared to the prior period.

During the quarter, the Company paid down the remaining $75.0 million in outstanding borrowings under its domestic revolving credit facility. On October 27, 2021, the Company entered into an amended and restated 5-year credit agreement which increased the borrowing capacity to $300 million and provides for an accordion feature to increase the facility by up to an additional $150 million. In September, the Company made a one-time cash payment of $20.0 million related to a previous disclosed legal matter for which the Company had already received $6.6 million in recoveries from its insurance programs during the first fiscal quarter. While the Company expects to receive additional recoveries from its insurance programs, it is premature to determine with any level of probability or accuracy the amount of those recoveries at this time. In October, the Company received cash proceeds of $10.4 million from the aforementioned sale of its Lake Mary facility. During the quarter, the Company entered into a purchase and sale agreement for its UK distribution center located in Witney and expects to recognize net cash proceeds of approximately $5.7 million from the sale in the fiscal fourth quarter.

The Company distributed $5.1 million in dividends over the course of the second quarter and reacquired $5.0 million of its common stock in fiscal year open market transactions to date. The Company will continue to evaluate capital allocations during the remainder of the current fiscal year.

Overall Results

In $ millions	Second Quarter
	Fiscal 2022	Fiscal 2021
Earnings (loss) before taxes	$89.1	$47.6
One-time items*	0.9	5.5
Earnings (loss) ex. one-times	$90.0	$53.1
Interest (income) expense	0.5	1.2
Depreciation and amortization	16.5	17.0
Prepublication amortization	6.7	6.4
Adjusted EBITDA*	$113.7	$77.7
* Please refer to the non-GAAP financial tables attached

Earnings before taxes for the second quarter was $89.1 million, compared to $47.6 million in the prior year period, a $41.5 million improvement. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to earnings (loss) before taxes) for the second quarter was a gain of $113.7 million, compared to a gain of $77.7 million in the prior year period. Adjusted EBITDA improved over the prior period primarily due to the performance of the U.S. book fairs business and increased revenues in Education Solutions.

Fiscal 2022 Outlook

Scholastic expects the U.S. book fairs business to continue its momentum into the spring season. The Company is carefully monitoring the impact any COVID variant may have on the school market’s ability to host in-person fairs and remains optimistic that wide-scale school closures are unlikely. In its U.S. book clubs business, the Company will focus on clearing a backlog in orders that resulted from the industry-wide labor shortage and a separate systems issue impacting order flow, and will re-engage sponsors at the start of the new calendar year. The Education Solutions segment is well-positioned to take advantage of new literacy opportunities in K-12 that may arise from the federal stimulus funds education landscape as schools address interrupted learning, social emotional learning, and reading instruction needs as a result of COVID closures. The Company has already successfully been awarded the contract for the New Worlds Reading Initiative throughout the state of Florida, a five-year agreement with University of Florida’s Lastinger Center for Learning that will begin shipping in December. Internationally, the Company is optimistic that schools in Australia and New Zealand will experience fewer COVID-related interruptions after they return from summer break in January 2022.

Scholastic’s individual titles and series continue to lead the market and occupy spots on the New York Times, Wall Street Journal, and USA Today’s bestsellers lists. Paramount’s live-action movie adaptation of Scholastic’s beloved Clifford the Big Red Dog® was a success, resulting in an announcement of a sequel. The Company’s media and entertainment channel will continue to work with third-party partners, including AppleTV+TM, Legendary Television and Picturestart®, to leverage opportunities for the Company’s prized stories and characters, and other intellectual property. The second half of the fiscal year will see exciting new releases through Scholastic’s GraphixTM line and in picture books, including Cat Kid Comic Club® #3: On Purpose by Dav Pilkey, Wings of FireTM Graphix #5: The Brightest Night and Colin Kaepernick's I Color Myself Different.

Throughout the remainder of the fiscal year, the Company’s financial results will reflect the increasing impact of rising cost pressures in paper, printing, and freight as current period inventory, with an associated higher cost of product, is sold. Similarly, the Company expects higher labor costs due to continuing inflationary pressures and on-going labor shortages, especially in its warehouse and distribution operations. The Company’s management is taking actions, when available, to mitigate these rising costs and continues to identify further opportunities for incremental cost savings through process improvements and automation, proactive resource allocation, diversifying our vendor base, pricing and product rationalization. The Company is also enhancing collaboration and changing the way divisions interact, supported by the recently announced addition of Mary Beech as its new Chief Marketing and Transformation Officer.

Segment Results

All comparisons detailed in this section refer to operating results for the second quarter ended November 30, 2021 versus the second quarter ended November 30, 2020.

Children’s Book Publishing and Distribution (CBP&D)

In $ millions	Second Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenues
Books Clubs	$51.9	$67.0	$(15.1)	(23)%
Book Fairs	176.2	47.7	128.5	NM
Trade	124.4	129.3	(4.9)	(4)%
Total Revenue	$352.5	$244.0	$108.5	44%
Operating income (loss)	85.2	35.4	49.8	141%
Operating income (loss) ex. one-time items*	85.2	35.4
* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

Second quarter segment revenues were $352.5 million, an increase of $108.5 million, or 44%, versus the prior year period primarily driven by book fairs where the number of fairs approximated 70% of the fairs held during the second quarter of fiscal 2020, which was before the impact of COVID. This is a significant improvement over the prior period. Revenue per fair has also increased when compared to the prior year period and is favorable when compared to pre-pandemic levels, driven in part by built-up demand but also improved data analytics resulting in enhanced marketing initiatives. Book clubs experienced higher revenues per event than anticipated, however sales in the current quarter were impacted by labor and systems issues in the Company’s fulfillment operations that delayed the shipment of a significant amount of orders into the third fiscal quarter. Strong trade sales, including Cat Kid Comic Club®: Perspectives, the second title in the #1 worldwide bestselling Dog Man® series by Dav Pilkey, and J.K. Rowling’s The Christmas Pig, were lower in comparison due to the successful introduction of JK Rowling’s The Ickabog and new Harry Potter® illustrated editions in the prior year period. The Company’s Make Believe IdeasTM business performed well as a result of strong demand for its early childhood specialty products that benefited from innovative merchandising outside of the traditional book department within retail stores.

Education Solutions

In $ millions	Second Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenue	$79.5	$67.5	$12.0	18%
Operating income (loss)	15.6	10.3	5.3	51%
Operating income (loss) ex. one-time items*	15.6	10.3
* Please refer to the non-GAAP financial tables attached

Second quarter segment revenues were $79.5 million, an increase of $12.0 million, or 18%, compared to the prior year period primarily driven by revenues from the Company’s new Rising Voices Library offering which meets the increasing demand for culturally responsive content and instruction, coupled with higher revenues of comprehensive instruction products such as the early childhood curriculum program PreK On My Way as well as professional learning services. Higher revenues from the Magazines+ business were offset by lower sales of workbooks which were in high demand during the pandemic in the prior period.

International

In $ millions	Second Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenue	$92.2	$94.7	$(2.5)	(3)%
Operating income (loss)	8.7	17.9	(9.2)	(51)%
Operating income (loss) ex. one-time items*	9.0	19.5
* Please refer to the non-GAAP financial tables attached

Second quarter segment revenues were $92.2 million, a decrease of $2.5 million, or 3%, compared to the prior year period primarily driven by lower revenues in Australia and New Zealand where COVID restrictions continued to interrupt in-classroom learning as the local school year was winding down. Canada revenues and operating income increased when compared to the prior period in both school and trade channels as the country recovers from COVID restrictions. The UK remained relatively consistent when compared to the prior period and the Asia markets continued to be impacted by COVID related shutdowns and the recently adopted restrictive regulations in China. Operating income was also impacted by lower government subsidies related to COVID-related governmental retention programs in Canada, the UK, Australia and New Zealand which decreased by $2.3 million.

Overhead

In $ millions	Second Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Overhead expense	$26.1	$14.8	$11.3	76%
Overhead expense ex. one-time items*	25.5	10.9
* Please refer to the non-GAAP financial tables attached

Second quarter overhead expenses were $26.1 million, an increase of $11.3 million, or 76%, compared to the prior year period primarily related to inflationary pressures on labor costs, creating higher unallocated employee-related expenses.

Fiscal Year-To-Date 2022 Review

	Year-To-Date		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenues	$784.0	$621.4	$162.6	26%

Operating income (loss)	$51.4	$(8.2)	$59.6	NM
One-time items	(3.3)	17.5
Operating income (loss), ex. one-time items*	$48.1	$9.3
* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

Year-To-Date Results

For the first six months of fiscal 2022, revenue was $784.0 million, compared to $621.4 million in the prior year period, an increase of $162.6 million, or 26%. The Company reported earnings per diluted share in the first six months of the fiscal year of $1.24, compared to a net loss per diluted share of $0.14 a year ago. Excluding one-time items of $0.07 and $0.39 per diluted share, respectively, the Company's earnings per diluted share was $1.17 in the first six months of fiscal 2022 versus earnings per diluted share of $0.25 in the prior year period. The favorable current period's results are mainly attributable to the recovery of the U.S. book fairs business, continued growth in the trade channel and the higher sales of the Company’s educational offerings.

Adjusted EBITDA (as defined) for the first six months of fiscal 2022 was a gain of $100.7 million, compared to a gain of $61.8 million in the first six months of fiscal 2021, an increase of $38.9 million, or 63%.

Net cash provided by operating activities was $141.6 million in the first six months of the current fiscal year compared to net cash provided by operating activities of $20.1 million in the same period last year. The Company had free cash flow (as defined) of $124.5 million in the current fiscal year-to-date, compared to free cash use of $4.0 million in the prior year period. The current year-to-date's free cash flow includes $18.8 million in capital expenditures and $8.7 million in net prepublication spend.

Dividends

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company’s Class A and Common Stock for the second quarter of fiscal 2022. The dividend is payable on March 15, 2022 to shareholders of record as of the close of business on January 31, 2022.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial table attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, December 16, 2021. Peter Warwick, Scholastic’s President and Chief Executive Officer, and Kenneth Cleary, the Company’s Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 3080402. The recording will be available through Friday, December 24, 2021.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including those arising from the continuing impact of COVID-19 related measures taken by governmental authorities, school administrators, or suppliers or customers which may curtail or otherwise adversely affect certain of the Company’s business operations, and the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Six months ended
	11/30/21	11/30/20	11/30/21	11/30/20
Revenues	$524.2	$406.2	$784.0	$621.4
Operating costs and expenses:
Cost of goods sold	238.0	189.7	371.3	304.7
Selling, general and administrative expenses (1)	188.3	151.9	331.9	293.6
Depreciation and amortization	14.5	15.8	29.4	31.3
Total operating costs and expenses	440.8	357.4	732.6	629.6
Operating income (loss)	83.4	48.8	51.4	(8.2)
Interest income (expense), net	(0.5)	(1.2)	(1.8)	(2.4)
Other components of net periodic benefit (cost)	0.0	(0.0)	0.0	(0.2)
Gain (loss) on sale of assets and other (2)	6.2	(0.0)	6.2	6.6
Earnings (loss) before income taxes	89.1	47.6	55.8	(4.2)
Provision (benefit) for income taxes (3)	20.7	12.4	11.8	0.4
Net income (loss)	68.4	35.2	44.0	(4.6)
Less: Net income (loss) attributable to noncontrolling interest	0.1	0.1	(0.1)	0.1
Net income (loss) attributable to Scholastic Corporation	$68.3	$35.1	$44.1	$(4.7)
Basic and diluted earnings (loss) per share of Class A and Common Stock (4)
Basic	$1.97	$1.02	$1.27	$(0.14)
Diluted	$1.91	$1.02	$1.24	$(0.14)
Basic weighted average shares outstanding	34,630	34,345	34,575	34,315
Diluted weighted average shares outstanding	35,577	34,407	35,532	34,438

(1) In the three and six months ended November 30, 2021, the Company recognized pretax severance of $0.8 and $3.2, respectively, and branch consolidation costs of $0.1. In the six months ended November 30, 2021, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021. In the three and six months ended November 30, 2020, the Company recognized pretax severance of $5.2 and $17.2, respectively, and branch consolidation costs of $0.3.

(2) In the three and six months ended November 30, 2021, the Company recognized pretax gain on the sale of its Lake Mary facility of $6.2. In the six months ended November 30, 2020, the Company recognized pretax gain on sale of its Danbury facility of $6.6.

(3) In the three and six months ended November 30, 2021, the Company recognized a benefit of $0.2 and a provision of $0.9, respectively, for income taxes in respect to one-time pretax items. In the three and six months ended November 30, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.2 and $4.3, respectively.

(4) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change		Six months ended		Change
	11/30/21	11/30/20	$	%	11/30/21	11/30/20	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$51.9	$67.0	$(15.1)	(23)%	$58.7	$72.8	$(14.1)	(19)%
Book Fairs	176.2	47.7	128.5	NM	192.2	60.9	131.3	NM
Consolidated Trade	124.4	129.3	(4.9)	(4)%	217.4	202.6	14.8	7%
Total Revenues	352.5	244.0	108.5	44%	468.3	336.3	132.0	39%
Operating income (loss)	85.2	35.4	49.8	141%	63.5	6.4	57.1	NM
Operating margin	24.2%	14.5%			13.6%	1.9%

Education Solutions
Revenues	79.5	67.5	12.0	18%	159.6	121.1	38.5	32%
Operating income (loss)	15.6	10.3	5.3	51%	22.9	7.9	15.0	190%
Operating margin	19.6%	15.3%			14.3%	6.5%

International
Revenues	92.2	94.7	(2.5)	(3)%	156.1	164.0	(7.9)	(5)%
Operating income (loss)	8.7	17.9	(9.2)	(51)%	7.0	22.7	(15.7)	(69)%
Operating margin	9.4%	18.9%			4.5%	13.8%

Overhead expense	26.1	14.8	11.3	76%	42.0	45.2	(3.2)	(7)%
Operating income (loss)	$83.4	$48.8	$34.6	71%	$51.4	$(8.2)	$59.6	NM
NM - Not meaningful

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	11/30/21	11/30/20
Cash and cash equivalents	$300.7	$356.6
Accounts receivable, net	370.5	304.7
Inventories, net	279.3	306.5
Accounts payable	180.5	165.5
Accrued royalties	63.6	60.1
Lines of credit and current portion of long-term debt	14.3	19.8
Long-term debt	—	175.0
Total debt	14.3	194.8
Net debt (cash) (1)	(286.4)	(161.8)
Total stockholders’ equity	1,210.0	1,187.9

Selected Cash Flow Items
	Three months ended		Six months ended
	11/30/21	11/30/20	11/30/21	11/30/20
Net cash provided by (used in) operating activities	$78.0	$46.1	$141.6	$20.1
Add:
Net proceeds from sale of assets	10.4	—	10.4	12.3
Less:
Additions to property, plant and equipment	8.6	10.2	18.8	26.2
Prepublication expenditures	4.4	5.0	8.7	10.2
Free cash flow (use) (2)	$75.4	$30.9	$124.5	$(4.0)

(1) Net debt (cash) is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	11/30/2021			11/30/2020
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items

Diluted earnings (loss) per share (1)	$1.91	$0.02	$1.93	$1.02	$0.13	$1.15

Net income (loss) (2)	$68.3	$0.7	$69.0	$35.1	$4.3	$39.4

Children’s Book Publishing and Distribution	$85.2	$—	$85.2	$35.4	$—	$35.4
Education Solutions	15.6	—	15.6	10.3	—	10.3
International (3)	8.7	0.3	9.0	17.9	1.6	19.5
Overhead (4)	(26.1)	0.6	(25.5)	(14.8)	3.9	(10.9)
Operating income (loss)	$83.4	$0.9	$84.3	$48.8	$5.5	$54.3

	Six months ended
	11/30/2021			11/30/2020
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items

Diluted earnings (loss) per share (1)	$1.24	$(0.07)	$1.17	$(0.14)	$0.39	$0.25

Net income (loss) (2)	$44.1	$(2.4)	$41.7	$(4.7)	$13.2	$8.5

Children’s Book Publishing and Distribution	$63.5	$—	$63.5	$6.4	$—	$6.4
Education Solutions	22.9	—	22.9	7.9	—	7.9
International (3)	7.0	0.7	7.7	22.7	2.6	25.3
Overhead (4)	(42.0)	(4.0)	(46.0)	(45.2)	14.9	(30.3)
Operating income (loss)	$51.4	$(3.3)	$48.1	$(8.2)	$17.5	$9.3

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.

(2) In the three and six months ended November 30, 2021, the Company recognized a benefit of $0.2 and a provision of $0.9, respectively, for income taxes in respect to one-time pretax items. In the three and six months ended November 30, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.2 and $4.3, respectively.

(3) In the three and six months ended November 30, 2021, the Company recognized pretax severance of $0.2 and $0.6, respectively, and branch consolidation costs of $0.1. In the three and six months ended November 30, 2020, the Company recognized pretax severance of $1.3 and $2.3, respectively, and branch consolidation costs of $0.3.

(4) In the three and six months ended November 30, 2021, the Company recognized pretax severance of $0.6 and $2.6, respectively. In the six months ended November 30, 2021, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021. In the three and six months ended November 30, 2020, the Company recognized pretax severance of $3.9 and $14.9, respectively.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	11/30/21	11/30/20
Earnings (loss) before income taxes as reported	$89.1	$47.6
One-time items before income taxes	0.9	5.5
Earnings (loss) before income taxes excluding one-time items	90.0	53.1
Interest (income) expense	0.5	1.2
Depreciation and amortization (1)	16.5	17.0
Amortization of prepublication costs	6.7	6.4
Adjusted EBITDA (2)	$113.7	$77.7

	Six months ended
	11/30/21	11/30/20
Earnings (loss) before income taxes as reported	$55.8	$(4.2)
One-time items before income taxes	(3.3)	17.5
Earnings (loss) before income taxes excluding one-time items	52.5	13.3
Interest (income) expense	1.8	2.4
Depreciation and amortization (1)	32.9	33.4
Amortization of prepublication costs	13.5	12.7
Adjusted EBITDA (2)	$100.7	$61.8

(1) For the three and six months ended November 30, 2021, amounts include depreciation of $1.0 and $1.9, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.2 and $0.3, respectively, and amortization of capitalized cloud software of $0.8 and $1.3, respectively, recognized in selling, general and administrative expenses. For the three and six months ended November 30, 2020, amounts include depreciation of $0.8 and $1.6, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.2, respectively, and amortization of capitalized cloud software of $0.3 and $0.3, respectively, recognized in selling, general and administrative expenses.

(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

Contact: Scholastic Corporation

Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com
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